Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form 3-S (No. 333-260647) and Form S-8 (No. 333-249771) of Allegro MicroSystems, Inc. of our report dated May 23, 2024 relating to the financial statements and effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 23, 2024